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                                   EXHIBIT 21

                   KSL RECREATION GROUP, INC. AND SUBSIDIARIES

                       LIST OF SUBSIDIARIES OF THE COMPANY


KSL Claremont Resort, Inc.
KSL Desert Resorts, Inc.
KSL Florida Holdings, Inc.
KSL Florida Development Corporation
KSL Georgia Holdings, Inc.
KSL Golf Holdings, Inc.
KSL Grand Traverse Holdings, Inc.
KSL Grand Traverse Land, Inc.
KSL Grand Traverse Realty, Inc.
KSL Grand Traverse Resort, Inc.
KSL Grand Wailea Hospitality Corporation
KSL Grand Wailea Resort, Inc.
KSL Hawaii Holdings I, Inc.
KSL Hawaii Holdings II, Inc.
KSL Hawaii Holdings III, Inc.
KSL Hawaii Holdings IV, Inc.
KSL Hawaii Holdings V, Inc.
KSL Hotel Corp.
KSL La Quinta Corporation
KSL Lake Lanier, Inc.
KSL Lake Chabot, Inc.
KSL Real Estate Company
KSL Resorts Group, Inc.
KSL Silver Properties, Inc.
KSL Water Works, Inc.
Las Casitas Corporation